Exhibit 99.2

PRESS RELEASE www.corescientific.com

Core Scientific Announces January 2022 Updates

Core Scientific Increased Self-Mining Hashrate to 7.5 EH/s,

Producing 1,077 Bitcoins in January 2022

AUSTIN, Texas, Feb. 7, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or “the Company”), a leader in high-performance, net carbon neutral blockchain infrastructure and software solutions, today announced production and operations updates for January 2022.

“For the second month in a row, our self-mining operations produced more than 1,000 bitcoins. We now operate over 14 EH/s combined in our self-mining and hosting activities, and are well positioned to continue our planned expansion,” said Mike Levitt, Core Scientific’s Chief Executive Officer. “In response to winter weather conditions we down-powered mining operations on average once a week in January. We are committed to curtailing mining activities to ensure the stability and performance of the electrical grids in our communities.”

January Self-Mining Update

Core Scientific’s self-mining operations produced 1,077 bitcoins in January, representing a year over year increase of 315%. As of January 31, 2022, the Company held 6,373 bitcoins produced from operations.

As of January month end, Core Scientific operated its own fleet of more than 75,000 bitcoin miners, producing 7.5 EH/s.

January Hosting Update

In addition to its self-mining fleet, as of January 31, 2022, Core Scientific provided infrastructure, technology and operating support for a diverse group of customers representing 7.1 EH/s.

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January Grid Support

In the month of January, the Company powered-down a portion of its operations on four separate occasions. Aggregate electrical curtailment for these events exceeded 1,100 megawatt-hours.

ABOUT CORE SCIENTIFIC

Core Scientific is one of the largest publicly-traded, net carbon-neutral blockchain infrastructure providers and miners of digital assets in North America. Core Scientific has operated blockchain infrastructure in North America since 2017, using its facilities and intellectual property portfolio that has grown to more than 70 patents or applications for digital asset hosted mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina and North Dakota, and expects to commence operations in Texas in the first half of 2022 and in Oklahoma in the second half of 2022. Core Scientific’s proprietary Minder® fleet management software combines the Company’s hosting expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

As of September 30, 2021, over 50% of the power used in Core Scientific’s operation was generated from non-carbon emitting sources by local power providers pursuant to long-term power contracts. The Company determines whether power is generated from non-emitting energy sources from dispatch reports or grid generation mix reports provided by the Company’s power providers. Based on these reports Core Scientific purchased Green-e certified renewable energy credits (“RECs”) to offset 100% of the carbon produced as a result of its contracted power. The Company expects to maintain its net carbon neutrality by increasing its overall use of renewable power and by purchasing RECs when necessary.

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FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Year over year comparisons are based on the combined results of Core Scientific and its acquired entities.

Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s progress toward previously announced capacity and operational projections.

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CONTACTS

Investors:

Steven Gitlin

ir@corescientific.com

Media:

press@corescientific.com

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